Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-262230, 333-196035, 333-224876, 333-196035 and 333-154524) on Forms S-8 and registration statement (No. 333-262229, 333-258584 and 333-238995) on Form S-3 of Digimarc Corporation of our report dated March 4, 2022, with respect to the consolidated financial statements of Digimarc Corporation.

/s/ KPMG LLP

Portland, Oregon

March 4, 2022